Contact:	610-337-1000 Robert W. Krick, Ext. 3141 Brenda Blake, Ext. 3202	For Release: Immediate	April 12, 2005

AmeriGas Partners to Issue Notes

VALLEY FORGE, Pa., April 12 — AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), announced today that it intends to offer, subject to market and other conditions, $400 million of senior notes of AmeriGas Partners in a private placement. The proceeds from the private placement will be used to finance the Partnership’s tender offer for outstanding senior notes as previously announced. The notes being offered will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

AmeriGas Partners is the nation’s largest retail propane marketer, serving nearly 1.3 million customers from over 650 locations in 46 states. UGI Corporation (NYSE: UGI), through subsidiaries, owns 46% of the Partnership and individual unitholders own the remaining 54%.

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, product cost volatility and availability of propane, the capacity to transport propane to our market areas, regional economic conditions and the completion of a refinancing of debt. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

Comprehensive information about AmeriGas is available on the Internet at www.amerigas.com.

AP-06 ### 4/12/05